Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

Compass Minerals Reports Year-Over-Year Revenue Increase

Lower SOP Prices and Short-Term Reductions in Salt Production Drive Earnings Decline

OVERLAND PARK, Kan. (July 27, 2010) – Compass Minerals (NYSE: CMP) reports the following results of its second-quarter 2010 operations:
•
Sales were up 12 percent over the prior-year quarter, reflecting stronger specialty fertilizer and U.K. highway deicing sales volumes and improved salt pricing, partially offset by lower specialty fertilizer average selling prices.

•
Net earnings for the three months ended June 30, 2010, were $11.3 million, or $0.34 per diluted share, compared to $14.1 million, or $0.42 per diluted share, in the 2009 quarter.  Excluding special items from the 2009-quarter results, net earnings were $17.1 million, or $0.51 per diluted share.

•
Operating earnings declined to $18.4 million in the current quarter from $34.8 million in the second quarter of 2009, primarily due to lower average selling prices for sulfate of potash specialty fertilizers and the impact of reduced salt production.

•
Second-quarter cash flow from operations increased $57 million over the prior-year quarter.  For the six months ended June 30, 2010, cash flow from operations nearly doubled to $171.1 million from $88.3 million for the six months ended June 30, 2009.

 “We posted solid sales volume increases this quarter, with gains in both our salt and specialty fertilizer segments.  Second-quarter sulfate of potash demand nearly doubled from last year’s depressed volume, and we continue to expect full-year sales to exceed 300,000 tons,” said Angelo Brisimitzakis, president and CEO of Compass Minerals.  “At the same time, we reported a decline in operating earnings, in large part reflecting the transition to more-sustainable SOP pricing.  We also posted a short-term increase in per-unit salt costs due to significantly lower production volumes.  Looking ahead, we are encouraged by the ongoing stability of our salt segment and the resurgent demand for our potash specialty fertilizer at attractive pricing.”

Compass Minerals

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Sales	$179.0	$159.5	$536.6	$468.6
Sales less shipping and handling (product sales)	138.8	122.0	397.7	340.1
Operating earnings	18.4	34.8	111.1	129.4
Operating margin	10%	22%	21%	28%
Net earnings	11.3	14.1	70.2	75.7
Net earnings, excluding special items*	11.3	17.1	70.2	78.7
Diluted earnings per share	0.34	0.42	2.10	2.27
Diluted earnings per share, excluding special items*	0.34	0.51	2.10	2.36
EBITDA*	32.3	39.5	133.4	145.4
Adjusted EBITDA*	30.4	45.4	135.2	150.2
*These are non-GAAP financial measures.  Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT
Sales volume increases drove salt segment sales up 14 percent and product sales, which exclude the cost of shipping and handling, up 19 percent over the prior-year quarter, while higher per-unit salt product costs caused a decline in salt operating earnings to $13.4 million from $19.3 million in the 2009 quarter.  The decline in salt operating earnings reflects $6 million caused by short-term reductions in salt production to adjust North American deicing inventories, an ongoing increase in input costs of $3 million per quarter for sourced potassium chloride used for certain packaged water conditioning products and one-time direct costs of $1.3 million associated with a strike that ended in June at the company’s mine in Cote Blanche, La.

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Sales	$134.6	$118.4	$437.1	$387.2
Sales less shipping and handling (product sales)	$99.3	$83.2	$310.2	$263.6
Operating earnings	$13.4	$19.3	$99.0	$96.7
Sales volumes (in thousands of tons):
Highway deicing	1,395	1,225	5,344	4,954
Consumer and industrial	519	499	1,054	1,129
Total salt	1,914	1,724	6,398	6,083
Average sales price (per ton):
Highway deicing	$42.42	$37.83	$52.05	$44.58
Consumer and industrial	$145.47	$144.61	$150.80	$147.38
Total salt	$70.36	$68.71	$68.32	$63.66

Compass Minerals

Robust pre-season demand for deicing salt in the U.K. drove a 14 percent increase in highway deicing sales volumes over the prior-year quarter, and consumer and industrial sales volumes rose 4 percent.  Highway deicing average selling prices were up 12 percent and consumer and industrial average selling prices were modestly improved compared to the 2009 quarter.   These year-over-year increases reflect changes in product mix, the effects of differences in foreign exchange rates and previously announced price increases.  Highway deicing average selling prices also reflect the final period of an 8 percent bid-price increase achieved in North America for the 2009-2010 winter season.
“In the second quarter, we reduced production of highway deicing and consumer and industrial products in order to right-size inventories following a mild winter season in our primary service region.  As the highway deicing bid process evolved during the quarter, it became clear that we would need slightly less inventory for the upcoming winter than we had originally anticipated, so we further curtailed rock salt production at our North American mines.  We leveraged this production curtailment to take actions that should improve the long-term efficiency of both of our North American mines.  Following a 10-week strike, our Louisiana mine is now operating with work rules that we believe provide an improved work environment for our miners as well as greater long-term operating flexibility for the mine.  We also expedited the installation of new equipment at our expanding mine in Goderich, Ontario. While creating a short-term increase in per-unit salt product costs, we expect these actions to sustainably strengthen the long-term operating fundamentals of our salt segment,” said Dr. Brisimitzakis.
The bidding process for North American highway deicing contracts for the 2010-2011 winter season is approximately 50 percent complete with slightly lower bid demand versus last season and essentially flat average bid prices, though year-over-year price changes vary widely by customer.
SPECIALTY FERTILIZER SEGMENT
Sulfate of potash sales volumes nearly doubled over the prior-year quarter, generating an 8 percent increase in specialty fertilizer sales despite average selling prices of $519 per ton versus $944 per ton in the second quarter of 2009.  The year-over-year decrease in average selling prices reflects the effects of industry-wide price volatility during the preceding two years as well as the impact of a short-term new product trial that reduced specialty fertilizer segment average selling prices by $14 per ton.  The current-quarter price also reflects customer-mix factors, including a late-quarter surge in lower-priced international sales, partially offsetting the successful domestic implementation of the company’s previously announced $30-per-ton price increase that took

Compass Minerals

effect on April 1, 2010.  The year-over-year decline in average selling prices produced a 40 percent decrease in operating earnings compared to the 2009 quarter.

Specialty Fertilizer Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Sales	$41.6	$38.4	$94.1	$76.6
Sales less shipping and handling (product sales)	$36.7	$36.1	$82.1	$71.7
Operating earnings	$14.9	$25.0	$31.9	$51.8
Sales volume (in thousands of tons)	80	41	182	78
Average sales price (per ton)	$519	$944	$516	$980

OTHER FINANCIAL HIGHLIGHTS
Interest expense declined 20 percent due to lower average interest rates on the company’s long-term borrowings.  Other income of $1.9 million in the current quarter includes a foreign exchange gain of $2.2 million, while in the 2009 quarter other expense included a $1.5 million foreign exchange loss as well as $5.0 million in costs to redeem $90 million of 12-percent senior subordinated discount notes.
Cash flow from operations for the six months ended June 30, 2010, improved $82.8 million over the prior-year period, largely due to a reduction of SOP inventory in the current year contrasted with the company’s strategy to build low-cost SOP inventory in the 2009 period.
A summary of the company’s second-quarter performance and an updated company overview are available on the company’s website at www.CompassMinerals.com/Presentation.
Conference Call
The company will discuss its results on a conference call tomorrow, Wednesday, July 28, at 9:00 a.m. ET.  To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial (877) 228-7138.  Callers must provide the conference ID number 88173492.  Outside of the U.S. and Canada, callers may dial (706) 643-0377.  Replays of the call will be available on the company’s website for two weeks.  The replay can also be accessed by phone for seven days at (800) 642-1687, conference ID 88173492.   Outside of the U.S. and Canada, callers may dial (706) 645-9291.
About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other

Compass Minerals

mineral-based products for consumer, agricultural and industrial applications.  Compass Minerals also provides records management services to businesses throughout the U.K.
Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s performance.  While the consolidated financial statements, taken as a whole, provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.  In addition to using U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures, such as gross profit, net earnings and cash flows generated by operating activities, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income.  The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital against other companies, and to evaluate expected returns on potential acquisitions or other capital projects.  EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity.  EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated.  Furthermore, adjusted EBITDA excludes other cash and non-cash items of other (income) expense.  The company’s borrowings are a significant component of its capital structure and interest expense is a continuing cost of debt.  The company is also required to pay income taxes, a required and on-going consequence of our operations.   The company has a significant investment in capital assets and depreciation and amortization reflect the utilization of those assets in order to generate revenues.  Consequently, any measure that excludes these elements has material limitations.  While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.  The calculation of EBITDA and adjusted EBITDA as used by management is set forth in the following table.

Compass Minerals

Excluding special items from net earnings is meaningful to investors because it provides insight with respect to the ongoing operating results of the company.  Special items include costs to redeem senior subordinated discount notes and refinancing costs in 2009.  Management’s calculations of these measures are set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.  The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net earnings	$11.3	$14.1	$70.2	$75.7
Income tax expense	3.7	8.2	27.9	34.8
Interest expense	5.3	6.6	11.2	14.1
Depreciation, depletion and amortization	12.0	10.6	24.1	20.8
EBITDA	$32.3	$39.5	$133.4	$145.4
Adjustments to EBITDA:
Other (income) expense(1)	(1.9)	5.9	1.8	4.8
Adjusted EBITDA	$30.4	$45.4	$135.2	$150.2

(1) Includes second-quarter costs of $5.0 million in 2009 to redeem $90 million of our 12-percent senior subordinated notes. Also includes interest income and foreign exchange gains and losses in all periods.

Reconciliation for Net Earnings, Excluding Special Items (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net earnings	$11.3	$14.1	$70.2	$75.7
Note redemption costs, net of tax(1)	−	3.0	−	3.0
Net earnings, excluding special items	$11.3	$17.1	$70.2	$78.7

(1) Includes second-quarter pre-tax costs of $5.0 million in 2009 to redeem $90 million of our 12-percent senior subordinated notes.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Sales	$179.0	$159.5	$536.6	$468.6
Shipping and handling cost	40.2	37.5	138.9	128.5
Product cost	98.9	67.0	243.2	169.8
Gross profit	39.9	55.0	154.5	170.3

Selling, general and administrative expenses	21.5	20.2	43.4	40.9
Operating earnings	18.4	34.8	111.1	129.4

Other (income) expense:
Interest expense	5.3	6.6	11.2	14.1
Other, net	(1.9)	5.9	1.8	4.8
Earnings before income taxes	15.0	22.3	98.1	110.5
Income tax expense	3.7	8.2	27.9	34.8
Net earnings	$11.3	$14.1	$70.2	$75.7

Basic net earnings per share	$0.34	$0.42	$2.10	$2.28
Diluted net earnings per share	$0.34	$0.42	$2.10	$2.27
Cash dividends per share	$0.390	$0.355	$0.78	$0.71

Weighted-average shares outstanding (in thousands): (1)
Basic	32,739	32,585	32,704	32,539
Diluted	32,754	32,601	32,716	32,570

(1) The company calculates earnings per share using the two-class method to account for its stock awards that receive non-forfeitable dividends. As a result, the above basic and diluted weighted shares outstanding do not include 624,000 and 645,000 participating securities in the three-month and six-month periods ending June 30, 2010, respectively, and 712,000 in both periods in 2009.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	June 30,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents	$112.4	$13.5
Receivables, net	74.5	167.5
Inventories	215.6	273.2
Other current assets	26.1	29.2
Property, plant and equipment, net	480.8	463.8
Intangible and other noncurrent assets	59.1	56.6
Total assets	$968.5	$1,003.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$109.7	$184.6
Long-term debt, net of current portion	484.7	486.6
Deferred income taxes and other noncurrent liabilities	109.0	109.5
Total stockholders' equity	265.1	223.1
Total liabilities and stockholders' equity	$968.5	$1,003.8

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended
	June 30,
	2010	2009
Net cash provided by operating activities	$171.1	$88.3

Cash flows from investing activities:
Capital expenditures	(46.0)	(29.1)
Purchase of a business	−	(3.6)
Other, net	(0.6)	(0.4)
Net cash used in investing activities	(46.6)	(33.1)

Cash flows from financing activities:
Issuance of long-term debt	−	97.5
Principal payments on long-term debt	(2.0)	(91.8)
Revolver activity	−	(8.6)
Tender and call premiums and fees paid to refinance debt	−	(6.5)
Dividends paid	(26.0)	(23.6)
Proceeds received from stock option exercises	1.6	2.1
Excess tax benefits from equity compensation awards	1.8	2.2
Other, net	−	(0.9)
Net cash used in financing activities	(24.6)	(29.6)
Effect of exchange rate changes on cash and cash equivalents	(1.0)	6.1
Net change in cash and cash equivalents	98.9	31.7
Cash and cash equivalents, beginning of the period	13.5	34.6
Cash and cash equivalents, end of period	$112.4	$66.3

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

		Specialty	Corporate
Three Months Ended June 30, 2010	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$134.6	$41.6	$2.8	$179.0
Intersegment sales	0.1	1.8	(1.9)	−
Shipping and handling cost	35.3	4.9	−	40.2
Operating earnings (loss)	13.4	14.9	(9.9)	18.4
Depreciation, depletion and amortization	8.2	2.7	1.1	12.0
Total assets	675.2	229.7	63.6	968.5

		Specialty	Corporate
Three Months Ended June 30, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$118.4	$38.4	$2.7	$159.5
Intersegment sales	0.2	4.1	(4.3)	−
Shipping and handling cost	35.2	2.3	−	37.5
Operating earnings (loss)	19.3	25.0	(9.5)	34.8
Depreciation, depletion and amortization	7.3	2.2	1.1	10.6
Total assets	557.3	206.3	72.8	836.4

		Specialty	Corporate
Six Months Ended June 30, 2010	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$437.1	$94.1	$5.4	$536.6
Intersegment sales	0.3	1.9	(2.2)	−
Shipping and handling cost	126.9	12.0	−	138.9
Operating earnings (loss)	99.0	31.9	(19.8)	111.1
Depreciation, depletion and amortization	16.7	5.2	2.2	24.1

		Specialty	Corporate
Six Months Ended June 30, 2009	Salt	Fertilizer	and Other(a)	Total
Sales to external customers	$387.2	$76.6	$4.8	$468.6
Intersegment sales	0.3	5.5	(5.8)	−
Shipping and handling cost	123.6	4.9	−	128.5
Operating earnings (loss)	96.7	51.8	(19.1)	129.4
Depreciation, depletion and amortization	14.1	4.5	2.2	20.8

a) “Corporate and Other” includes corporate entities, the records management business and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.